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                                  Diamond Hill
                                  ------------
                             Investment Group, Inc.


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                      DIAMOND HILL INVESTMENT GROUP, INC.
          ANNOUNCES UNAUDITED RESULTS FOR QUARTER ENDED MARCH 31, 2004

     Columbus,  Ohio -- May 14, 2004, -- Diamond Hill  Investment  Group,
Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended March 31, 2004. Assets under management increased by 137% to $302 million compared to March 31, 2003 and investment management fees increased by 125% compared to the first quarter of 2003. The net operating loss for the quarter was $181,000, a 60% improvement compared to a loss of $448,000 in the first quarter of 2003. The net loss for the quarter was $80,000 or 5 cents per share, down over 80% from the first quarter of 2003 when the net loss was $503,000 or 36 cents per share.

     Ric Dillon, president and chief investment officer stated, "We have continued to produce excellent investment returns for our clients, which is our primary objective. In addition, our efforts to market our investment services have resulted in $42 million in new investments in our managed accounts and mutual funds in the first quarter of 2004. We will maintain our focus on serving our clients' investment needs, and we expect to have continued success in growing our business in the future." The Company re-affirmed a previously announced stock buyback program under which up to 400,000 shares of stock may be purchased for treasury, approximately 50,000 shares remain which may be purchased under the program.

About Diamond Hill:

     Diamond Hill provides investment management services to individuals and institutions seeking to preserve and build wealth. The firm currently manages mutual funds, seperate accounts and a private investment fund. For more information on Diamond Hill, visit www.diamond-hill.com.



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            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363